Exhibit 10.1
THIS FEASIBILITY STUDY AGREEMENT made in triplicate this 7th Day of November, 2012 (the “Effective Date”).

BETWEEN:
THE CITY OF SAINT JOHN, having its offices at the City Hall Building at 15 Market Square, Saint John, New Brunswick, a body corporate by Royal Charter, confirmed and amended by Acts of the Legislative Assembly of the Province of New Brunswick, hereinafter called the “City"

 OF THE FIRST PART

- and -

HDS ENERGY AND ECOSYSTEMS NB, LTD., a duly incorporated corporation under the laws of the Province of New Brunswick, having its registered office in Saint John, New Brunswick, hereinafter called “the Consultant”

OF THE SECOND PART

WHEREAS the Consultant wishes to pursue a Project for a turnkey installation of an anaerobic digester facility to operate in conjunction with the Lancaster Wastewater Treatment Facility in order to generate renewable electric power from biodegradable materials;

AND WHEREAS the City shall make available to the Consultant the Lancaster Wastewater Treatment Facility, the Lands, and City employees, so it may prepare a Feasibility Study regarding the Project;

AND WHEREAS the Common Council on October 9, 2012 resolved that:

(a)	Items s12.5 City Manager: Feasibility Study Agreement – HDS Energy and Ecosystems NB, Ltd be lifted from the table, and

(b)
As recommended by the City Manager in the submitted report M&C 2012-251: Feasibility Study Agreement – HDS Energy and Ecosystems NB, Ltd. That the Mayor and Common Clerk be authorized to sign the submitted Feasibility Study Agreement.

 NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein and subject to the terms and conditions set out in this Agreement, the Parties agree as follows:

1.1        Definitions

The terms defined in this section 1.1 shall for all purposes of this Agreement have the meanings specified unless the context otherwise specifies or requires:

(a)	Affiliate means any Person that directly or indirectly controls, is controlled by, or is under common control with any Party hereto.

(b)	Agreement means this Agreement and all accompanying Schedules.

(c)
Applicable Laws means all applicable requirements, laws, statutes, codes, acts, ordinances, orders, decrees, by-laws, rules, regulations, permits, licenses, authorisations, directions, and agreements with all Governmental Authorities that now or at any time hereafter may be applicable to either this Agreement or the terms and conditions or any part of them set out in this Agreement; and Applicable Law means any one of them.

(d)	Approval and similar expressions means approved or consented by the City unless otherwise provided herein.

(e)	Business Days means any day of the week, Monday to Friday, including statutory holiday under the laws of Canada or the Province of New Brunswick or a civic holiday proclaimed by the City.

(f)	CAD means Canadian dollar.

(g)	Cause has the meaning ascribed thereto in subsection 6.1.1.

(h)
Change in Law means the coming into effect or repeal (without re-enactment or consolidation) in New Brunswick of any Applicable Laws, or any amendment or variation of any Applicable Laws, including any judgment of a relevant court of law, board, arbitrator or administrative tribunal, which changes binding precedent in New Brunswick in each case after the date of this Agreement.

(i)	City means The City of Saint John.

(j)	City Address means City Hall Building, 15 Market Square, P.O. Box 1971, Saint John, New Brunswick, E2L 4L1, Telephone 506.658.2862, Fax 506.674.4214.

(k)	City Manager means the city manager of the City or his designate appointed by resolution of Common Council.

(l)
Claims means any actual or threatened loss, liability, cost, charge, interest, claim, demand, allegation, action, cause of action, proceeding, suit, assessment, reassessment, proposed assessment or reassessment, damage, demand, expense, levy, tax, duty, judgment, award, fine, charge, deficiency, penalty, court proceeding or hearing cost, amount paid in settlement, encumbrance, and/or tangible and intangible property right (including all costs and expenses relating to the foregoing, including legal and other professional adviser and expert fees and expenses), and whether arising by contract, agreement, at common or statute law, in tort (including negligence and strict liability), in equity, in property or otherwise of any kind or character howsoever, and howsoever arising; and Claim means any one of them.

(m)	Common Clerk means the common clerk of the City or her designate appointed by resolution by Common Council.

(n)	Common Council means the elected municipal council of the City.

(o)
Confidential Information means information disclosed to or obtained by a Party in connection with the fulfillment of the terms and conditions of this Agreement and which has been identified by the disclosing Party as information which should be treated as confidential and shall be as defined in section 8.1.

(p)	Consultant means HDS Energy and Ecosystems NB, Ltd.

(q)	Consultant Address means 10 Dorrance Street, Suite 700, Providence, Rhode Island, United States, 02903, Telephone 401.400.0028, Fax 888.501.2280.

(r)	Consultant Representative means the person designated by the Consultant with duly vested authority to act on behalf of the Consultant.

(s)
Digester means the anaerobic digester facility to operate in conjunction with the Lancaster Wastewater Treatment Facility in order to generate renewable electric power, to be located on the Neighbouring Lancaster Wastewater Lands.

(t)
Dispute means any dispute, controversy, Claim, disagreement or failure to agree arising out of, in connection with, or relating to the interpretation, performance or application of the Agreement; and Disputes shall have a corresponding meaning.

(u)
Existing Infrastructure means buildings, underground piping and electrical conduits, roadways, fencing and any other equipment, whether the property of the City or a third party, that exists prior to the Effective Date of this Agreement.

(v)
Feasibility Study means the feasibility study which will gather Information and detailed budgetary data to judge the feasibility as to costs required, value to be attained, sustainability and approval by environmental and other Governmental Authorities with respect to the Project and/or any other study regarding the Project implementation.

(w)
Force Majeure Event or Force Majeure means the occurrence after the Effective Date of this Agreement of any circumstance, occurrence or event beyond the reasonable control of a Party to the extent such cannot be prevented or mitigated by the affected Party, including, without limitation, any of the following:

A.	Civil war, armed conflict, warlike operation or terrorism, acts of foreign enemies, hostilities, invasion, prisoners riots, rebellion, military or usurped power;

B.	Nuclear or radioactive contamination of the Lancaster Wastewater Lands and/or the Neighbouring Lancaster Wastewater Lands;

C.	Chemical or biological contamination of the Lancaster Wastewater Lands and/or the Neighbouring Lancaster Wastewater Lands from any event referred to in item (A) of this definition; or

D.
A Change in Law, which directly causes either Party to be unable to comply with or perform all or a material part of its obligations under this Agreement, despite the reasonable efforts of the Party claiming Force Majeure to prevent its occurrence or mitigate its effects; provided always that such circumstances, occurrence or event does not arise by reason of:

i.	the negligence or any misconduct of the Party claiming Force Majeure;

ii.	any act or omission of the Party claiming Force Majeure in breach of the provisions of this Agreement; or

iii.	the lack or insufficiency of funds or failure to make payment of monies or provide required security.

(x)
Governmental Authorities means each national, federal, provincial, municipal, local or other government, each governmental, regulatory, administrative, judicial, quasi-judicial or other agency, body, department, corporation, authority, commission, instrumentality, regulatory body, board, panel, court, arbitrator or other entity and any successor thereto, exercising executive, legislative, judicial, quasi-judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or judiciary, and each private regulatory entity, self-regulatory organization or other similar Person having jurisdiction or purporting to have jurisdiction (in whole or in part), in Canada and in any other relevant jurisdiction, in respect of the Parties, the Agreement (including the operation thereof, or any part, component or system thereof); and Governmental Authority has a corresponding meaning.

(y)	Incompetence has the meaning ascribed thereto in subsection 6.1.1.

(z)
Information means all data, site surveys, preliminary investigations, preliminary designs, design reports with cost estimates, detailed designs, record drawings in digital and hard copy format, plans in digital and hard copy format, public consultation process data or reports, construction management and inspection services data or reports, and other materials developed in pursuance of the Project.

(aa)	Lancaster Wastewater Lands means those lands identified as such on Schedule 1, as Parcel Identifier 403733.

(bb)	Lancaster Wastewater Treatment Facility means those real and personal properties located on the Lancaster Wastewater Lands.

(cc)	Lands means the Lancaster Wastewater Lands and Neighbouring Lancaster Wastewater Lands, respectively.

(dd)	Neighbouring Lancaster Wastewater Lands means those lands identified as such on Schedule 2, as Parcel Identifier 55031611.

(ee)	Parties means the City and the Consultant, respectively; and Party individually means the City and the Consultant.

(ff)
Person means any individual, corporation, firm, partnership, joint venture, trust, unincorporated organization, commission, board, Governmental Authority, unincorporated body of persons or association and any other entity having legal capacity, and the heirs, beneficiaries, executors, administrators or other legal representatives of a Person in such capacity; and Persons means any one of them.

(gg)
Project means the work to be performed to prepare a Feasibility Study for a turnkey Digester installation to operate in conjunction with the Lancaster Wastewater Treatment Facility in order to generate renewable electric power from biodegradable material.

(hh)	Saint John Water means the water and wastewater utility owned by the City.

(ii)	Schedules means the following schedules attached to and forming an integral part of this Agreement:

A.	Schedule 1 – Lancaster Wastewater Lands; and

B.	Schedule 2 – Neighbouring Lancaster Wastewater Lands.

(jj)	Term has the meaning ascribed thereto in section 3.1.

1.2        No Indemnities from the City

1.2.1
Notwithstanding anything else in this Agreement, any express or implied reference to the City providing an indemnity or incurring any other form of indebtedness or contingent liability that would directly or indirectly increase the indebtedness or contingent liabilities of the City, whether at the time of execution of this Agreement or at any time during the Term of this Agreement, shall be void and of no legal effect.

1.3	Entire Agreement

1.3.1
This Agreement embodies the entire agreement between the Parties and supersedes any prior understanding or agreement between the Parties relating to the subject matter hereof and in existence at the Effective Date of this Agreement.

1.3.2
The Parties agree that in entering into this Agreement they have not relied upon any oral or written agreements, representations, warranties, promises, information, or understandings, express or implied, not specifically set forth in this Agreement.

1.4	Severability

1.4.1
If any term or condition of this Agreement, or the application thereof to the Parties or to any Persons or circumstances, is to any extent invalid or unenforceable, the remainder of this Agreement, and the application of such term or condition to the Parties, Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

1.5	Priority of Documents

1.5.1	In the event of a conflict or inconsistency between any provisions in this Agreement and the Schedules, the main body of this Agreement shall govern over the Schedules to this Agreement.

1.6	Conflict with Laws

1.6.1
For greater certainty, in the event of a conflict or inconsistency between any provisions of this Agreement and any Applicable Laws, the Applicable Laws shall govern and prevail to the extent of such conflict or inconsistency.

1.7	Headings and Grammatical Variations

1.7.1
The division of this Agreement into sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement.

1.7.2
In this Agreement, grammatical variations of any defined terms shall, unless the context otherwise requires, have similar meanings to such defined terms, words denoting the singular include the plural and vice versa, and words denoting any gender include all genders.

1.8	Notices

1.8.1
Notices shall be in writing and shall be delivered by courier, personal delivery or facsimile and shall be addressed to, in the case of service upon the Consultant, the Consultant Address to the attention of the Consultant Representative or, in the case of service upon the City, to the City Address to the attention of the Common Clerk.

1.8.2
Notices shall be deemed to have been given in the case of courier, personal delivery or facsimile, one (1) calendar day after such notice is received by the other Party. In the event of a courier disruption, notices must be given by personal delivery or by facsimile. Unless the Parties expressly agree in writing to additional methods of notice, notices may only be provided by the methods contemplated in this paragraph.

1.9	Governing Law

1.9.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the federal laws of Canada applicable therein.

1.10	Modifications and Amendments

1.10.1	This Agreement may not be modified or amended except by an instrument in writing signed by the Parties hereto or by their successors or permitted assigns.

1.11	Enurement

1.11.1	This Agreement shall extend to, be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

2.1        General

2.1.1
The City hereby agrees to provide the Consultant with all necessary documents, information, and access to the Lancaster Wastewater Treatment Facility, the Lancaster Wastewater Lands, the Neighbouring Lancaster Wastewater Lands and City employees, so it may proceed with the preparation of a Feasibility Study for the potential installation of a Digester.

3.1        Term

3.1.1	The Term of this Agreement commences on the Effective Date and shall terminate upon the completion of the Feasibility Study.

4.1        Consultant’s Responsibilities

4.1.1	The Consultant shall perform the Feasibility Study as set out in this Agreement, which includes, but is not limited to:

(a)	Provide a historical background of the Project;

(b)	Provide a description of the product or service which will result from the Project;

(c)	Provide details of the operations and management for the Project;

(d)	Provide a preliminary design of Digester and associated new infrastructure as well as a preliminary design of modifications or additions to Existing Infrastructure;

(e)	Detailed forecast of project capital costs and operating expenses;

(f)	Study of available biomass sources throughout region to include volumes and availability;

(g)	Details of proposed mechanism, be it bonds, insurance or other, to eliminate risk of financial burden to City;

(h)	Detailed marketing research and policies for the Project;

(i)	Detailed legal requirements and tax obligations for the Project;

(j)	Detailed of permits, approvals and agreements with third parties for the Project;

(k)	Project proposed timeline including milestones; and

(l)	Detailed economic benefits analysis, including employment, carbon credits or other.

4.1.2	The Consultant shall perform the Feasibility Study under the general direction and control of Saint John Water and with all due and reasonable diligence, professional skills and competence.

5.1        Expenses

5.1.1	The City shall be responsible for and bear all of its own costs and expenses, including without limitation, the expenses of City employees, incurred at any time in connection with this Agreement.

5.1.2
The Consultant shall be responsible for and bear all of its own costs and expenses, including without limitation, the expenses of the Consultant’s employees and sub-consultants, Feasibility Study, and/or any other direct or indirect expenses incurred or to be incurred at any time in connection with this Agreement.

5.1.3
Should the Parties agree to prepare certain materials relating to the Project that shall require out-of-pocket expenses (not including those expenses of each Party’s employees and/or sub-consultants), including expenses that may be associated with the Feasibility Study, environmental impact assessment, value engineering review, engineering plan, budget documentation and/or other similar materials, the Consultant shall be responsible for any such costs; provided, however, that the City shall contribute whatever it can to the preparation of such materials through internal means. For certainty, the City shall only be responsible for the expenses associated with the salaries of City employees and any existing documents or information relating to the Lancaster Wastewater Treatment Facility and Lands.

5.1.4
The City shall contribute whatever it can through internal means to assist the Consultant with applications for grants identified by Consultant.  For certainty, the City shall only be responsible for the expenses associated with the salaries of City employees and any existing documents or information relating to the Lancaster Wastewater Treatment Facility and Lands, and other items as mutually agreed upon.

6.1        Failure to Perform or Dismissal and Termination For Cause

6.1.1	This Agreement may be terminated at any time by the City for Cause. “Cause” or “Incompetence”, with respect to termination hereunder mean, without limitation:

(a)	Gross negligence or willful misconduct;

(b)	A member of Consultant’s commission of any act or omission that involves fraud, embezzlement or a felony;

(c)
A member of Consultant’s conviction, or the entry of a plea of guilty to a crime involving moral turpitude or other crime which the City reasonably determines may bring the City or any of its affiliates into public disrepute or disgrace;

(d)	Consultant’s commission of any act or omission that constitutes financial dishonesty against the City;

(e)	Consultant’s repeated dereliction of or incompetence with respect to its obligations under this Agreement;

(f)	Consultant’s refusal or failure to provide when reasonably requested by the City, the services outlined in this Agreement;

(g)	Consultant’s lack of material communication with the City in connection with its obligations hereunder;

(h)
Consultant’s failure for any cause whatsoever other than due to the negligence, breach of this Agreement or other actions of the City to perform the Feasibility Study or any other terms and conditions provided for by this Agreement, or fail to perform the Feasibility Study in a manner satisfactory to the City provided, however, that the City shall provide Consultant reasonable opportunity to respond in an attempt to cure any charge of an event of Cause hereunder prior to terminating this Agreement for Cause.

6.1.2
If this Agreement is terminated by the City for Cause, all expenses incurred by the City shall be reimbursed by the Consultant to the City as of the date of such event of Cause, and the City may appoint its officials, or any other Person or Persons in the place instead of the Consultant to perform the Feasibility Study and the Consultant shall have no Claim against the City.

7.1        Dismissal and Termination

7.1.1	This Agreement may be terminated, without Cause, by either Party upon ninety (90) calendar days’ written notice to the other Party of the other Party’s intention to terminate same.

7.1.2
So long as this Agreement is not terminated for Cause by the City, the City shall not, during the term of this Agreement and for a period of seven (7) years following the termination of this Agreement, either directly or indirectly, negotiate, agree or otherwise do business with, any Person other than Consultant, without Consultant’s prior written approval, regarding any public-private partnership, project or business involving a Digester, or other opportunity based on the results of the Feasibility Study.

8.1        Confidential Information

8.1.1
Both Parties will, both during and following the Term of this Agreement, treat as confidential and safeguard any information or document concerning the affairs of the other Party of which a Party acquires knowledge or that comes into its possession by reason of the Project for the City under this Agreement and will not disclose either directly or indirectly any such information or documents to any Person without first obtaining the written permission by the disclosing Party, provided that the City acknowledges that the Consultant is a public company and that it is herby permitted notwithstanding this subsection 8.1.1 to disclose information about this Agreement in its public filings provided that it provides a copy of any such filing to the City prior to the delivery of any such filing to a regulatory authority.

8.1.2     Without limiting the generality of subsection 8.1.1:

(a)
The Parties will not use any information acquired through the performance of this Agreement (herein referred to as “findings”) to gain advantage in any other project or undertaking irrespective of the topic, scale, or scope of such project or undertaking;

(b)	The Parties will not disclose any findings during or after the performance of this Agreement;

(c)
The Parties will not respond to any inquiries pertaining to any findings and agree to refer all such inquiries to the other Party and shall respond to any such inquiries only after receiving the written consent of the other Party; and

(d)
The Parties shall hold all Confidential Information obtained in trust and confidence and shall not disclose, except as required by law, any such Confidential Information, by publication or other means, to any Person nor use same for any other project other than for the benefit of the disclosing Party as may be authorized by the disclosing Party in writing.

Any request for such Approval shall specifically state the benefit to the disclosing Party of the disclosure of the Confidential Information.

9.1        Liability Insurance

9.1.1
In the event that after completion of the Feasibility Study the Parties agree to move forward with the Digester installation, the Consultant, at no expense to the City, shall obtain and maintain in full force and effect a policy or policies of insurance with the following minimum limits of liability:

(a)        Professional Errors and Omissions Liability Insurance

The Insurance Coverage shall be in the amount of Five Million Dollars ($5,000,000.00 CAD) per claim and in the aggregate.  When requested, the Consultant shall provide the City proof of Professional Errors and Omissions Liability Insurance carried by the Consultant and in accordance with the Engineering and Geoscience Professions Act, S.N.B. 1999, Chapter 50, and amendments thereto.

(b)        Comprehensive General Liability and Automobile Insurance

The insurance coverage shall be of not less than Two Million Dollars ($2,000,000.00 CAD) per occurrence and in the aggregate for general liability and Two Million Dollars ($2,000,000.00 CAD) for automobile insurance.  When requested, the Consultant shall provide the City with proof of Comprehensive General Liability and Automobile Insurance (Inclusive Limits) for both owned and non-owned vehicles, if applicable.

9.1.2
The policies of insurance required in paragraphs 9(1)(a) & 9(1)(b) must provide that the coverage shall stay in force and not be amended, cancelled or allowed to lapse without thirty (30) calendar days prior written notice being given to the City. The Consultant agrees to furnish to the City a renewal certificate at least ten (10) calendar days prior to the expiration of the policy.

9.1.3	The policy of insurance required in paragraph 9(1)(b) shall name the City as an additional insured and shall contain a cross-liability clause, if applicable.

9.1.4	The Consultant shall obtain and maintain in full force and effect during the Term of this Agreement, coverage from WorkSafeNB, if applicable.

9.1.5
At the relevant time and upon the request from the City, the Consultant shall submit to the City satisfactory evidence of having obtained the insurance coverage required and shall submit certificates of such coverage as well as current coverage from the WorkSafeNB (if applicable) forthwith to the City.

9.1.6
Nothing in this section 9.1 shall be construed as limiting in any way, the indemnification provision contained in this Agreement, or the extent to which the Consultant may be held responsible for payments of damages to persons or property.

10.1      Project Managers

10.1.1	The City shall designate a project manager to work directly with the Consultant in the performance of this Agreement.

10.1.2
The Consultant shall designate a Consultant Representative who shall represent it and be its agent in all consultations with the City during the Term of this Agreement.  The Consultant or its Consultant Representative shall attend, in person or by phone, and assist in all coordination meetings called by the City.

11.1      Responsibility for Errors

11.1.1
The Parties shall be responsible for their work and results under this Agreement.  A Party, when requested, shall furnish clarification and/or explanation as may be required by the other Party’s representative, regarding the Project, at no additional cost to the requesting Party.

11.1.2
In the event of an error or omission attributable to a Party’s negligence, then the offending Party shall, at no cost to the other Party, provide all necessary design drawings, estimates and other  professional services necessary to rectify and correct the error or omission to the satisfaction of the non-offending Party, acting reasonably, and to participate in any meeting required with regard to the correction.

12.1      Remedies

12.1.1
Subject to sections 17.1 and 18.1 hereof, upon default by either Party under any terms and conditions of this Agreement, and at any time after the default, either Party shall have all rights and remedies provided by Applicable Law and by this Agreement.

12.1.2
No delay or omission by the Parties in exercising any right or remedy shall operate as a waiver of them or of any other right or remedy, and no single or partial exercise of a right or remedy shall preclude any other or further exercise of them or the exercise of any other right or remedy.  Furthermore, any Parties may remedy any default by the other Party in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the defaulting party.  All rights and remedies of each Party granted or recognized in this Agreement are cumulative and may be exercised at any time and from time to time independently or in combination.

13.1      Indemnification

13.1.1
Subject to subsection 13.1.2 hereof, but notwithstanding any other clauses herein, each Party shall indemnify and save harmless the other Party from all Claims,  or other proceedings by whomsoever claimed, made, brought or prosecuted in any manner and whether in respect of property owned by others or in respect of damage sustained by others based upon or arising out of or in connection with the performance of this Agreement or anything done or purported to be done in any manner hereunder, but only to the extent that such Claims,  or other proceedings are attributable to and caused by the Party’s negligence, errors or omissions.

13.1.2
In no event shall a Party be obligated to indemnify the other Party in any manner whatsoever in respect of any Claims, or other proceedings caused by the negligence of the Party, or any Person for whom the Party is responsible.

14.1      Contract Assignment

14.1.1	This Agreement cannot be assigned by a Party to any other service provider without the express written approval of the other Party.

15.1      Performance

15.1.1	The Parties agree to do everything reasonably necessary to ensure that the terms and conditions of this Agreement are met.

16.1      Non-Performance

16.1.1
The failure on the part of any Parties to exercise or enforce any right conferred upon it under this Agreement shall not be deemed to be a waiver of any such right or operate to bar the exercise or enforcement thereof at any time or times thereafter.

17.1      Dispute Resolution

A.          Referral to Senior Management

17.1.1
All Disputes arising out of, or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement shall within five (5) Business Days be referred for resolution to the City Manager and the Consultant Representative.

17.1.2
If the City Manager and Consultant Representative are not able to resolve the Dispute referred to them under this section 17.1 within seven (7) Business Days following such referral, the matter shall be referred for resolution by way of mediation upon the willingness of the Parties.

B.	Mediation

17.1.3	Despite an agreement to mediate, a Party may apply to a court of competent jurisdiction in the Province of New Brunswick or other competent authority for interim measures of protection at any time.

17.1.4	If the Parties resolve to mediate the Dispute referred to them under subsection 17.1.2, the Parties shall invoke the following mediation process:

(a)
Either Party shall immediately declare an impasse and provide written notice to the other Party within seven (7) Business Days thereof (or such other period as the Parties mutually prescribe) declaring that such party wishes to proceed to mediation and setting out in reasonable detail the issue(s) to be resolved, the proposed time and a list of at least three (3) and not more than five (5) proposed mediators. Each of the proposed mediators shall be an individual:

(i)	with at least five (5) years’ experience working in an executive capacity or representing clients in the area of public disputes, and

(ii)	unless otherwise agreed by the Parties, with no prior connection, affiliation or other formal relationship with either Party.

(b)
Upon receipt of such notice, the notified party shall have two (2) Business Days to select one (1) of the proposed mediators as the mediator, failing which the Party providing notice shall select one (1) of its proposed mediators as the mediator. Within seven (7) Business Days following selection of the mediator the matter shall be heard by the mediator.

(c)
The mediator shall be entitled to establish his or her own practices and procedures. Each Party shall co-operate fully with the mediator and shall present its case to the mediator orally and/or in writing within ten (10) Business Days following the mediator’s appointment. The mediation shall not be in the nature of arbitration as contemplated by the Arbitration Act (1992), New Brunswick, and the mediator’s decision shall not be binding upon the Parties, but shall be considered as a bona fide attempt by the mediator to judiciously resolve the Dispute. The decision of the mediator shall be rendered in a written report, not to exceed two (2) pages in length, delivered to the Parties within (10) Business Days following the last of such presentations. The fees of the mediator shall be shared equally by the Parties.

17.1.5	The mediation shall be terminated:

(a)	By the execution of a settlement agreement by the Parties; or

(b)	By a written declaration of one or more parties that the mediation is terminated; or

(c)	By a written declaration by the mediator that further efforts at mediation would not be useful.

17.1.6	The place of mediation shall be the City of Saint John and Province of New Brunswick.

C.	Arbitration

17.1.7
In the event that the Parties are unwilling to mediate their Dispute or that the Dispute between the Parties remain unresolved after mediation has been attempted in good faith, then either the City or the Consultant, upon written notice to the other, may refer the Dispute for determination to a Board of Arbitration consisting of three (3) persons, one (1) chosen by and on behalf of the City, one (1) chosen by and on behalf of the Consultant and the third chosen by these two.

17.1.8
In case of failure of the two arbitrators appointed by the Parties hereto to agree upon a third arbitrator, such third arbitrator shall be appointed by a Judge of The Court of Queen’s Bench of New Brunswick.

17.1.9	No one shall be appointed or act as arbitrator who is in any way interested, financially or otherwise, in the conduct of the work or in the business or other affairs of either Party.

17.1.10
Notwithstanding the provisions of the Arbitration Act (1992), New Brunswick, the Board of Arbitration, upon such terms and conditions as are deemed by it to be appropriate, may allow a Party to amend or supplement its claim, defence or reply at any time prior to the date at which the Parties have been notified of the arbitration hearing date, unless the Board of Arbitration considers the delay in amending or supplementing such statements to be prejudicial to a Party. The Board of Arbitration will not permit a Party to amend or supplement its claim, defence or reply once the arbitration hearing has been scheduled.

17.1.11
The Board of Arbitration may encourage settlement of the Dispute and, with the written agreement of the Parties, may order that mediation, conciliation or other procedures be used by the Parties at any time during the arbitration proceedings to encourage settlement.

17.1.12
If, during the arbitration proceedings, the Parties settle the Dispute, the Board of Arbitration shall, upon receiving confirmation of the settlement or determining that there is settlement, terminate the proceedings and, if requested by the Parties, record the settlement in the form of an arbitration award on agreed terms.

17.1.13
Subject to subsection 17.1.14, any determination made by the Board of Arbitration shall be final and binding upon the Parties and the cost of such determination shall be apportioned as the Board of Arbitration may decide.

17.1.14	Either Party may appeal an arbitration decision to The Court of Queen's Bench of New Brunswick: (i) on a question of law; or (ii) on a question of fact; or (iii) on a question of mixed fact and law.

17.1.15	17.1.15 The place of arbitration shall be the City of Saint John and Province of New Brunswick and the provisions of the Arbitration Act (1992), New Brunswick, shall apply to the arbitration.

D.	Retention of Rights

17.1.16
17.1.16 It is agreed that no act by either Party shall be construed as a renunciation or waiver of any rights or recourses provided the Party has given the notices required under section 17.1 and has carried out the instructions as provided in section A of this Part.

17.1.17
17.1.17 Nothing in section 17.1 shall be construed in any way to limit a Party from asserting any statutory right to a lien under applicable lien legislation of the jurisdiction of New Brunswick and the assertion of such right by initiating judicial proceedings is not to be construed as a waiver of any right that Party may have under section B of this Part to proceed by way of arbitration to adjudicate the merits of the claim upon which such a lien is based.

18.1      Force Majeure Event

18.1.1
Neither the City nor the Consultant shall be responsible for any event of Force Majeure Event or by any other cause which is unavoidable or beyond its reasonable control. The Party whose performance of this Agreement is or may reasonably be expected to be affected by an event of Force Majeure shall promptly notify the other Party of the existence of such circumstances and shall use its best efforts to resume and complete performance. Whenever either Party is reasonably certain that such an event of Force Majeure is likely to occur, it shall notify and consult with the other Party as soon as practicable. All time periods for the performance of obligations hereunder shall be extended by a period corresponding to the time period of any delay caused by the occurrence of an event of Force Majeure. This provision shall not excuse the Consultant from payment of the expenses as described in section 5.1 and/or any other payments hereunder.

19.1	Miscellaneous

19.1.1	This Agreement shall not be enforced or bind any of the Parties until executed by the Parties.

19.1.2
The Parties agree that each of them shall, upon reasonable request of the other, do or cause to be done all further lawful acts, deeds and assurances whatever for the better performance of the terms and conditions of this Agreement.

19.1.3	The Parties acknowledge having obtained their own independent legal advice with respect to the terms of this Agreement prior to its execution.

19.1.4	Each Party acknowledge receipt of a true copy of this Agreement.

IN WITNESS WHEREOF HDS Energy and Ecosystems NB, Ltd. has caused this Agreement to be executed in its corporate name, and on its behalf, by its President, and The City of Saint John has caused this Agreement to be executed in its corporate name in the manner prescribed by the Municipalities Act, R.S.N.B. 1973, c. M-22, and amendments thereto.

SIGNED, SEALED & DELIVERED		)	HDS Energy and Ecosystems NB, Ltd.
In the presence of:		)
)
		)	Per:
		)	TASSOS RECACHINAS
		)	Tassos D. Recachinas,
		)	President
)
		)	I have authority to bind the Consultant
)
		)	THE CITY OF SAINT JOHN
MARIA HRISTU	Maria Hristu	)
)
[SEAL]		)	MEL NORTON
		)	Mel Norton, Mayor
)
)
		)	ELIZABETH A. GORMLEY
		)	Elizabeth A. Gormley, Common Clerk
)
		)	Common Council Resolution:
		)	October 9, 2012.

STATE OF RHODE ISLAND

I, Tassos D. Recachinas, of the City of Providence, in the State of Rhode Island, United States, MAKE OATH AND SAY:

1.
That I am the President of HDS Energy and Ecosystems NB, Ltd., a Consultant named in the foregoing instrument and have custody of the corporate seal of the said company and am duly authorized to make this affidavit.

2.
That the corporate seal affixed to the foregoing agreement and purporting to be the corporate seal of HDS Energy and Ecosystems NB, Ltd., is the corporate seal of HDS Energy and Ecosystems NB, Ltd., a Consultant named in the foregoing instrument and it was affixed by the officers authorized to so affix the seal.

3.	That the signature of “Tassos D. Recachinas”, is my signature, and as the President of HDS Energy and Ecosystems NB, Ltd., I am duly authorized to execute the said instrument.

4.	That the said document was executed as aforesaid at the City of Providence, in the State of Rhode Island, United States, on the 2nd day of November, 2012.

SWORN TO before me at	)
Providence, in the	)
State of Rhode Island,	)
United States,	)
the 2nd day of October,	)
2012)		TASSOS RECACHINAS
	)	Tassos D. Recachinas
)
MARIA HRISTU	)
Commissioner of Oaths,	)
[SEAL]	)

SCHEDULE 2

NEIGHBOURING LANCASTER WASTEWATER LANDS

55031611